Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Announces Full Exercise of Additional Share Option and Completion

of the Public Offering of Common Stock

Chapel Hill, N.C., January 13, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that it has completed its previously announced underwritten public offering of 5,250,000 shares of common stock, plus an additional 787,500 shares issued pursuant to the full exercise by the underwriters of their option to purchase additional shares at a public offering price of $24.50 per share. The full exercise of the option increases the net proceeds to the company, after underwriting discounts and commissions and expected expenses of the offering expenses, from approximately $120.6 million to approximately $138.7 million. The company intends to use the net proceeds from the offering to fund its research and development activities, including continued clinical and regulatory development of solithromycin in community acquired bacterial pneumonia (CABP) and gonorrhea and Taksta™ in bone and joint infections, preparation for commercial readiness for solithromycin in CABP, working capital and general corporate and administrative expenses.

Morgan Stanley & Co. LLC and Cowen and Company, LLC acted as joint book-running managers for the offering. Stifel, Nicolaus & Company, Incorporated acted as lead manager, and Oppenheimer & Co. Inc. and Ladenburg Thalmann & Co. Inc. acted as co-managers.

Cempra has filed a registration statement as well as a final prospectus supplement and accompanying prospectus with the Securities and Exchange Commission. The final prospectus supplement and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, or from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 631-274-2806, Fax: 631-254-7140.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the use of proceeds from the offering; the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com